EXHIBIT 99.1

For Immediate Release

Patrick Industries, Inc. Reports Second Quarter and Six Months 2012 Financial Results

ELKHART, IN – July 26, 2012 – Patrick Industries, Inc. (NASDAQ: PATK), a major manufacturer and distributor of building and component products for the recreational vehicle (“RV”), manufactured housing (“MH”) and industrial markets, today reported its financial results for the second quarter and six months ended July 1, 2012.

Net sales for the second quarter of 2012 increased $33.0 million or 39.9%, to $115.6 million from $82.6 million in the same quarter of 2011.  The sales increase reflected a 61% increase in the Company’s revenue from the RV industry and a 15% increase in revenue from the MH industry, which represented approximately 69% and 20% of second quarter 2012 net sales, respectively.  Approximately $16.2 million of the revenue increase was attributable to four acquisitions completed since mid-June 2011, with the remaining $16.8 million increase primarily attributable to increased RV market penetration and a 4% increase in quarterly wholesale unit shipments in the RV industry, as estimated by the Company.  Additionally, the Company estimates wholesale unit shipments in the MH industry increased approximately 12% from the second quarter of 2011.  Sales to the industrial market sector, which is primarily tied to the residential housing and commercial and retail fixture markets, accounted for 11% of the Company’s second quarter 2012 sales.  The industrial market experienced a 29% increase in new housing starts in the quarter compared to the prior year period.

The Company reported net income in the second quarter of 2012 of $13.3 million or $1.22 per diluted share, compared to net income of $3.7 million or $0.36 per diluted share in the second quarter of 2011.  Second quarter 2012 net income was positively impacted by a non-cash credit of $6.7 million or $0.61 per diluted share related to the reversal of the deferred tax valuation allowance discussed below, which was partially offset by a non-cash charge of $0.1 million or $0.01 per diluted share related to mark-to-market accounting for common stock warrants.

Second quarter 2011 net income included a non-cash credit of $0.3 million or $0.03 per diluted share related to mark-to-market accounting for common stock warrants and a net gain on the sale of fixed assets and on the acquisition of a business of $0.2 million or $0.02 per diluted share, which were partially offset by a non-cash charge of $0.2 million or $0.02 per diluted share for the write-off of financing costs related to the refinancing of Patrick’s previous credit facility.

As the Company has generated taxable income, it has been reversing the tax valuation allowance previously recorded on its net deferred tax assets resulting in an effective tax rate of 0% for the first six months of 2012 and for the year ended December 31, 2011.  In the second quarter of 2012, the Company determined that it was likely that the remaining net deferred tax assets would be realized based upon sustained profitability and forecasted future operating results.  As a result, the Company reversed approximately $6.7 million of the valuation allowance, with the reversal recorded as a non-cash income tax credit in the Company’s consolidated statement of operations for the second quarter and six months ended July 1, 2012. The Company expects that the balance of the valuation allowance will be utilized during the second half of 2012 consistent with the Company’s expected tax position.  Beginning in the first quarter of 2013, the Company expects to record income taxes at normalized rates.

Due to the availability of federal and state net operating loss carryforwards which exceed the Company’s expected taxable income for 2012, the Company estimates that it will not pay any significant federal or state income taxes for the year ending December 31, 2012.

“We continue to focus on growing our market share in all three of our primary markets through new product introductions, line extensions, and innovative creativity and expertise from our sales team, product managers, and in-house design department that capitalize on our ‘Customer First’ culture and mission,” said Todd Cleveland, President and Chief Executive Officer.  “In addition, we believe the acquisitions completed since June 2011 will continue to provide positive contributions to our operating profitability and allow us to gain additional penetration in the RV and industrial market sectors.”

Net sales for the first six months of 2012 increased approximately $66.2 million or 43.5%, to $218.3 million from $152.1 million in the same period in 2011.  Approximately $27.8 million of the sales increase was attributable to the acquisitions completed since mid-June 2011.  In addition, increased RV shipment levels over the prior year and improved retail fixture and residential furniture sales in the industrial market positively impacted revenue growth on a year-to-date basis.  As estimated by the Company, wholesale unit shipments in the RV industry, which represented 69% of the Company’s year-to-date sales, increased approximately 7% in the first six months of 2012 compared to the prior year period.  The Company estimates that wholesale unit shipments in the MH industry, which represented 19% of the Company’s six months sales, were up approximately 20% from 2011.  The industrial market sector, which accounted for 12% of the Company’s six months sales, saw new housing starts increase by approximately 27% for the first six months of 2012 compared to the prior year.

For the first six months of 2012, Patrick reported net income of $18.3 million or $1.70 per diluted share, compared to net income of $2.5 million or $0.24 per diluted share in the same period in 2011.  Six months 2012 net income included the non-cash credit of $6.7 million or $0.62 per diluted share related to the reversal of the deferred tax valuation allowance described above, and a non-cash charge of $1.8 million or $0.17 per diluted share related to mark-to-market accounting for common stock warrants.  Six months 2011 net income included non-cash charges related to the refinancing of Patrick’s previous credit facility, including $0.6 million or $0.06 per diluted share for the write-off of the remaining unamortized loss on interest rate swaps that were terminated and paid off during the first quarter and the write-off of $0.6 million or $0.06 per diluted share of financing costs.  These 2011 charges were partially offset by the positive impact of a net gain on the sale of fixed assets and on the acquisition of a business of $0.3 million or $0.03 per diluted share.

On June 29, 2012, in conjunction with the Company’s projected cash flows and expected working capital needs, the Company exercised its option to prepay 10%, or $770,000 in the aggregate, of the original principal amount of both its 10% and 13% secured senior subordinated notes due in 2016, at a price of 101% of the principal amount being prepaid plus accrued interest.  In the first six months of 2012, the Company prepaid a total of $1,540,000 principal amount of these notes and reduced its total debt by approximately $7.6 million.

“We are pleased with our operational and financial performance through the first half of 2012 and continue to execute on our organizational strategic agenda by making targeted capital investments and acquisitions, including our recently announced acquisition of Gustafson Lighting in Elkhart, which represents our fifth acquisition in thirteen months,” said Mr. Cleveland.  “We remain focused on strategically leveraging our operating platform, resources, personnel, liquidity, and expertise to bring the highest level of quality products and service to our customers, which will in turn drive shareholder value.”

About Patrick Industries

Patrick Industries, Inc. (www.patrickind.com) is a major manufacturer of component products and distributor of building products serving the recreational vehicle, manufactured housing, kitchen cabinet, household furniture, fixtures and commercial furnishings, marine, and other industrial markets and operates coast-to-coast through locations in 12 states.  Patrick’s major manufactured products include decorative vinyl and paper panels, countertops, wrapped profile mouldings, cabinet doors and components, interior passage doors, exterior graphics, and slotwall and slotwall components.  The Company also distributes drywall and drywall finishing products, electronics, wiring, electrical and plumbing products, cement siding, interior passage doors, roofing products, laminate flooring, shower doors, furniture, fireplace and slide-out surrounds and fascia, interior and exterior lighting products, and other miscellaneous products.

Forward-Looking Statements

This press release contains certain statements related to future results, or states our intentions, beliefs and expectations or predictions for the future, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from either historical or anticipated results depending on a variety of factors.  Potential factors that could impact results include: the impact of any economic downturns especially in the residential housing market, pricing pressures due to competition, costs and availability of raw materials, availability of commercial credit, availability of retail and wholesale financing for residential and manufactured homes, availability and costs of labor, inventory levels of retailers and manufacturers, levels of repossessed residential and manufactured homes, the financial condition of our customers, the ability to generate cash flow or obtain financing to fund growth, future growth rates in the Company’s core businesses, the ability to effectively manage the costs and the implementation of the new enterprise resource management system, the successful integration of recent acquisitions, interest rates, oil and gasoline prices, the outcome of litigation, adverse weather conditions impacting retail sales, and our ability to remain in compliance with our credit agreement covenants.  In addition, national and regional economic conditions and consumer confidence may affect the retail sale of recreational vehicles and residential and manufactured homes.  The Company does not undertake to update forward-looking statements, except as required by law.  Further information regarding these and other risks, uncertainties and factors is contained in the section entitled “Risk Factors” in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, and in the Company's Form 10-Qs for subsequent quarterly periods, which are filed with the Securities and Exchange Commission (“SEC”) and are available on the SEC’s website at www.sec.gov.

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Contact:
Julie Ann Kotowski
Patrick Industries, Inc.
574-294-7511 / kotowskj@patrickind.com

	SECOND QUARTER		SIX MONTHS
(thousands except per share data)	ENDED		ENDED
	July 1,	June 26,	July 1,	June 26,
CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)	2012	2011	2012	2011
NET SALES	$115,605	$82,620	$218,293	$152,105
Cost of goods sold	97,766	70,603	184,020	132,198
Gross profit	17,839	12,017	34,273	19,907
Operating expenses:
Warehouse and delivery	3,981	3,505	7,655	6,618
Selling, general and administrative	5,940	4,074	10,858	7,931
Amortization of intangible assets	334	171	650	343
Gain on sale of fixed assets and acquisition of business	(3)	(228)	(3)	(252)
Total operating expenses	10,252	7,522	19,160	14,640
OPERATING INCOME	7,587	4,495	15,113	5,267
Stock warrants revaluation	134	(277)	1,804	(7)
Interest expense, net	790	1,075	1,635	2,812
Income before income tax credit	6,663	3,697	11,674	2,462
Income tax credit	(6,650)	-	(6,650)	-
NET INCOME	$13,313	$3,697	$18,324	$2,462

BASIC NET INCOME PER COMMON SHARE	$1.26	$0.38	$1.77	$0.26

DILUTED NET INCOME PER COMMON SHARE	$1.22	$0.36	$1.70	$0.24

Weighted average shares outstanding – Basic	10,526	9,697	10,373	9,575
Diluted	10,921	10,185	10,758	10,052

(thousands)
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL POSITION	July 1, 2012	Dec. 31, 2011
	(Unaudited)
CURRENT ASSETS
Cash and cash equivalents	$1,395	$550
Trade receivables, net	25,672	14,171
Inventories	34,034	27,503
Prepaid expenses and other	3,088	2,161
Total current assets	64,189	44,385

Property, plant and equipment, net	23,707	22,978
Goodwill and other intangible assets, net	18,287	15,834
Deferred tax assets, net of valuation allowance	4,430	-
Deferred financing costs, net	1,616	1,898
Other non-current assets	643	675
TOTAL ASSETS	$112,872	$85,770

CURRENT LIABILITIES
Current maturities of long-term debt	$1,000	$1,000
Accounts payable	24,968	10,915
Accrued liabilities	8,756	7,935
Total current liabilities	34,724	19,850

Long-term debt, less current maturities and discount	24,373	31,954
Deferred compensation and other	3,414	3,780
Deferred tax liabilities	-	1,344
TOTAL LIABILITIES	62,511	56,928

SHAREHOLDERS’ EQUITY	50,361	28,842
TOTAL LIABILITIES AND SHAREHOLDERS’ EQUITY	$112,872	$85,770